UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2006

DUKE ENERGY CORPORATION
(formerly Duke Energy Holding Corp.)
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32853	20-2777218
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

526 South Church Street, Charlotte, North Carolina  28202-1904
(Address of Principal Executive Offices, including Zip code)

(704) 594-6200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01.  Other Events

On December 8, 2006, Duke Energy Corporation (“Duke Energy”) issued a press release announcing that its Board of Directors has formally approved the distribution (the “Distribution”) of all the shares of common stock of Spectra Energy Corp, a wholly-owned subsidiary of Duke Energy (“Spectra Energy”), to Duke Energy shareholders (on an as converted basis). Spectra Energy holds or will hold all of the assets and liabilities associated with Duke Energy’s natural gas business, including its transmission and storage, distribution, and gathering and processing businesses. Duke Energy will distribute one-half share of Spectra Energy common stock for each share of Duke Energy common stock held by Duke Energy shareholders of record as of the close of business on December 18, 2006, the record date of the Distribution. In connection with the Distribution, the Board of Directors has also approved the distribution of approximately 2.4 million shares of Spectra Energy common stock to holders of Duke Energy’s 1 ¾ % Senior Convertible Notes due 2023 (the “Convertible Notes”) and mailed a notice to holders of the Convertible Notes announcing the record date and distribution date for the distribution of the Spectra Energy common stock.  Duke Energy will distribute one-half share of Spectra Energy common stock for each share of Duke Energy common stock into which the Convertible Notes are convertible to holders of record of Convertible Notes as of the close of business on December 29, 2006, the record date of the Convertible Note distribution.  The distribution of Spectra Energy common stock is expected to occur on January 2, 2007 prior to market open.  Copies of the press release and notice are attached as Exhibit 99.1 and 99.2, respectively, and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)             Exhibits.

99.1                            Press Release issued by Duke Energy Corporation on December 8, 2006

99.2                            Notice to Holders of Duke Energy Corporation’s 1 ¾ % Senior Convertible Notes due 2023, dated December 8, 2006

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: December 11, 2006	By:	/s/Steven K. Young
	Name:	Steven K. Young
	Title:	Vice President and Controller

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release issued by Duke Energy Corporation on December 8, 2006

99.2	Notice to Holders of Duke Energy Corporation’s 1 ¾% Senior Convertible Notes due 2023, dated December 8, 2006